UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): November 15, 2018

FIRST MID-ILLINOIS BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-13368	37-1103704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1421 CHARLESTON AVENUE, MATTOON, IL 61938
(Address of Principal Executive Offices) (Zip Code)

(217) 234-7454
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 7.01. Regulation FD Disclosure.

On November 15, 2018, First Mid-Illinois Bancshares, Inc. (the “Company”) issued a press release regarding the consummation of the Merger described in Item 8.01 below. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information furnished pursuant to this Item and the related exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

On November 15, 2018, the Company completed its acquisition of SCB Bancorp, Inc. (“SCB”) through the merger (the “Merger”) of SCB with and into Project Almond Merger Sub LLC, a newly formed Illinois limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to an Agreement and Plan of Merger, dated June 12, 2018, by and among the Company, SCB and Merger Sub (the “Merger Agreement”). At the effective time of the Merger, each share of SCB common stock issued and outstanding immediately prior to the effective time of the Merger converted into the right to receive (a) $307.93 in cash or (b) 8.0228 shares of the Company’s common stock, par value $4.00 per share, and cash in lieu of fractional shares. In addition, immediately prior to the effective time of the Merger, SCB paid a special dividend to its shareholders in the aggregate amount of $25 million.

Pursuant to the Merger Agreement, each record holder of SCB common stock could make one of the following elections prior to the Election Deadline of 5:00 p.m. central time on November 7, 2018 (the “Election Deadline”):

  a cash election to receive $307.93 in cash, without interest, for each share of SCB common stock, subject to certain adjustments and proration; or

  a stock election to receive 8.0228 shares of Company common stock, for each share of SCB common stock, subject to certain adjustments and proration.

Stockholders who failed to make an effective election by the Election Deadline were deemed to have made an election to receive stock consideration.

Overall elections were subject to proration such that, depending on the number of shares of SCB common stock electing shares of the Company’s common stock, between 19 and 32.5 percent of the SCB shares would be exchanged for cash, and between 67.5 and 81 percent would be exchanged for the Company’s common stock.

Of the 225,825 shares of SCB common stock outstanding immediately prior to the closing of the merger:

  59,965, or approximately 26.55%, elected to receive cash;

  150,320, or approximately 66.57%, elected to receive stock; and

  15,540, or 6.88%, did not make an effective election.

As a result, SCB shares as to which a stock election was made will receive Company common stock, SCB shares as to which a cash election was made will receive cash, and shares with respect to which no effective election was made will receive Company common stock. No fractional shares of Company common stock will be issued. As a result, each former holder of SCB stock who would otherwise have been entitled to receive a fraction of a share of Company common stock will receive, instead, an amount in cash (without interest), rounded to the nearest whole cent, determined by multiplying $37.22 by the fractional share of Company common stock to which such former holder of SCB common stock would otherwise be entitled.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
99.1	Press Release, dated November 15, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MID-ILLINOIS BANCSHARES, INC.

Date: November 15, 2018	By:	/s/ Joseph R. Dively
Joseph R. Dively
Chairman, President and Chief Executive Officer